Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-208089) of our report dated October 28, 2019 with respect to the audited consolidated financial statements of Digerati Technologies, Inc. which is included in this Annual Report on Form 10-K as of and for the years ended July 31, 2019 and 2018. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

October 28, 2019